EXHIBIT 10.7

FIRST ALLONGE TO PROMISSORY NOTE

This FIRST ALLONGE dated as of August 4, 2006 between E-OIR TECHNOLOGIES, INC., a Virginia corporation (the “Maker”), and Joseph P. Mackin (the “Payee”), to the Promissory Note dated as of June 29, 2004 in the amount of Six Hundred Sixty-Two Thousand Two Hundred and Eighty-Eight Dollars ($662,288.00) (as the same may be further amended, modified or supplemented from time to time, the “NOTE”), payable to the order of the Payee and made by the Maker.

RECITALS

WHEREAS, the Maker is obtaining certain secured loans from Silicon Valley Bank, a California-chartered bank (the “Bank”);

WHEREAS, the Payee has agreed to subordinate any security interest, indebtedness or lien that Payee may have in any property of the Maker;

WHEREAS, the Maker and the Payee have agreed to remove certain forfeiture provisions set forth in the Note;

WHEREAS, the Maker and the Payee have agreed to amend the Note to revise the amount of principal currently outstanding and to modify the payments of principal and interest due under the Note by amending the Note Payment Schedule attached to the Note as Exhibit A;

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are acknowledged, the Maker and the Payee hereby agree, with effect from the date first set forth above, as follows:

1. The Note is hereby amended as follows:

1.1 The first paragraph of the Note is hereby deleted and replaced with the following:

FOR VALUE RECEIVED, E-OIR TECHNOLOGIES, INC., a Virginia corporation (the “Maker”), hereby promises to pay to Joseph P. Mackin (the “Payee”), at  __________________________________, or at any other place designated by the Payee in writing, in lawful money of the United States of America, the principal sum of Six Hundred Eight Thousand Nine Hundred Fifty-Four Dollars and Forty-Six Cents ($608,954.46), plus interest on the principal balance remaining outstanding from time to time at the rate of six percent (6%) per annum compounded monthly, in the quarterly installment amounts and on the dates set forth in the amortization schedule attached hereto as Exhibit A. All payments shall be applied first to accrued but unpaid interest owing hereunder and thereafter to reduce the principal balance hereof.

1.2 The following paragraphs of the Note are deleted:

“Upon the occurrence of any of the following, Payee's right to receive payments under this Note shall terminate and be automatically assigned to each of the Sellers other than Payee then entitled to payments pursuant to a Buyer Note (as such term is defined in the Purchase Agreement, the “Buyer Note” or “Buyer Notes”) other than the Payee, pro rata as set forth below (the "Assignees"), and all then unpaid amounts due hereunder, but no amounts previously paid hereunder, shall be paid to the Assignees thereafter:

1. The Payee shall voluntarily terminate Payee's employment with Maker prior to the scheduled maturity date of this Note; provided that the death or permanent disability of the Payee shall not be considered termination of Payee's employment hereunder; or

2. The Maker shall terminate the Payee's employment with Maker for cause prior to the scheduled maturity date of this Note; and for purposes of this Note, "cause" shall mean:

a. repeated, willful and material failure to perform the Payee's duties as an officer or employee of the Maker, and Payee has failed to cure such breach or default within 30 days after receipt of written notice of thereof from the Maker; or

b. engaging in criminal fraud, misappropriation or embezzlement in connection with the Maker's business; or

c. Payee's conviction or a plea of nolo contendere (no contest) to criminal misconduct of a nature that impairs or impugns the Payee's ability to perform Payee's duties for the Maker;

provided that the permanent disability of the Payee shall not be considered “cause" for purposes of the foregoing; and

provided further that resignation following a material, adverse change to the Payee's compensation, benefits, responsibilities, status, seniority or working conditions (including forced relocation outside of Payee's then-current place of residence) shall not be deemed voluntary termination by Payee.

Each Assignee shall be assigned a pro rata portion of the payments due hereunder at the time of assignment based on the percentage of the total initial face amount of all then unassigned Buyer Notes represented by the initial face amount of the Buyer Note held by such Assignee. In the event any Assignee loses the right to receive payments from a Buyer Note issued to such Assignee, such Assignee's assigned portion of the right to receive payments under this Note shall be redistributed to the then remaining Assignees as set forth above. Payments made pursuant to this Note are "wages" as that term is defined in Section 3401(a) of the U.S. Internal Revenue Code of 1986, as amended, and Maker shall withhold from payments hereunder the appropriate amount of federal, state and local withholding taxes.”

1.3 The Payment Schedule set forth in Exhibit A is hereby deleted in its entirety and replaced with the attached Exhibit A.

2. The Note is, and shall continue to be, in full force and effect as modified hereby, and is hereby in all respects ratified and confirmed. The Payee is hereby authorized to attach this Allonge to the Note.

IN WITNESS the execution hereof under seal as of the day and year first above written.
.
E-OIR TECHNOLOGIES, INC.

By: /s/ Gino Pereira
Name: Gino Pereira
Title: Chief Financial Officer

PAYEE:

/s/ Joseph P. Mackin____  ____
    Name: Joseph P. Mackin

EXHIBIT A
Note Payment Schedule

Payment Date	Total Payment
1-Oct-06	$9,582.06
1-Jan-07	$9,582.06
1-Apr-07	$9,582.06
1-Jul-07	$425,202.52
1-Oct-07	$3,316.53
1-Jan-08	$3,316.52
1-Apr-08	$3,316.53
1-Jul-08	$113,316.53
1-Oct-08	$1,658.26
1-Jan-09	$1,658.26
1-Apr-09	$1,658.26
1-Jul-09	$111,658.26

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